Exhibit 10.14

EMPLOYMENT AGREEMENT

FOR

PRESIDENT/PRIVATE BANK

THIS AGREEMENT, is dated as of the 1st day of May 2002, by and among Citizens National Bank of Southwest Florida (the “employer”) and Julie Husler (“Executive”).

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1. Employment. Employer employs Executive and Executive accepts Employment upon the terms and conditions set forth in this Agreement.

2. Term. Unless earlier terminated, under the provisions of this Agreement, the term of employment of Executive under this Agreement shall be the three-year period commencing on May 1, 2002 (“Commencement Date”), and ending on May 1, 2005.

3. Title and Duties. Executive shall serve as President of the Private Bank of Citizens National Bank on the Commencement Date.

4. Expenses. Legitimate and customary business related expenses.

5. Vacation. Five weeks paid vacation.

6. Health Insurance. Medical/Dental/Life/Disability coverage available on the first of the month after date of hire.

7. 401-K. Eligible for participation after 90 days of employment.

8. Stock Options. 3,000 shares will be granted at a time determined by the President and CEO.

9. Non-Competition. In the even of termination under this Agreement pursuant to the terms outlined, the Executive agrees with Employer that through the actual date of termination of the Agreement, and for a period of twelve (12) months after such termination date, the Executive shall not, without the prior written consent of Employer, within Collier and Lee County, Florida, either directly or indirectly, serve as an officer, independent contractor or employee of any bank, bank holding company or other financial institution.

10. Change in Control Payments. Two and one-half (2 ½) times the then applied base salary.

10.1 In the even of a “change in control” of the Employer, as defined hereinafter, Executive shall be entitled at any time up to thirty (30) days prior to the date of closing of the transaction (the “Election Date”) which will affect such change in control (the “Change-in-Control date”) and at her election to give written notice to Employer of termination of this Agreement (“Change-in-Control Termination Notice”), and following Change-in-control Termination Notice, Executive shall be paid in addition to all accrued but unpaid Base Salary (which is to be paid as earned ) and any performance bonuses, a lump sum cash payment in the amount stated in Paragraph 10. The Change-in-Control

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payments provided for in this Section 10.1 shall be unconditional and without set off to any kind and paid in cash not later than ten (10) days after the date of the Change-in-Control Termination Notice by Executive under this Section 10.1 or on the Change-of-Control Payment shall in no even be paid later than (90) days from the date of the Change-in-Control Notice by executive. Additionally, the Change-in-Control Payment shall be made to Executive as a condition precedent to closing of the Transaction which will effect the change in control, the prior to the Change-in-Control Date, Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Executive’s rights and Employer’s obligations to pay Executive hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Executive for such part of the Change-in Control payment as has not been paid by the Employer as of the Change-in-Control Date.

10.2 In addition to the foregoing and withstanding any provision to the contrary or otherwise in this Agreement, in the event of a change-in-control of Employer (as defined hereinafter), all options and other stock rights of the Executive, whether under this Agreement or otherwise (including, but not limited to the accrual of stock options not yet issued to Executive, but to which Executive is entitled), shall automatically and without further documentation immediately vest in executive, and executive shall have the immediate and unfettered right to take any and all actions as Executive shall deem appropriate with regard to said options and/or rights, including without limitation the immediate right to receive unissued, but accrued stock options, exercise stock options and/or transfer or sell stock. Employer shall take all actions necessary to immediately issue any stock options which have accrued, but have not yet been issued.

10.3 If executive elects to terminate this Agreement pursuant to this Section 10, then Executive shall further be entitled, in lieu of the receipt of shares of Common Stock of the Employer issuable upon exercise of Executive’s stock options, whether such options arose under this Agreement or otherwise, to receive form Employer an amount in cash or Common Stock of the Employer (or any combination thereof) as Executive shall in his sole discretion designate (hereinafter “like-kind election”) equal to the excess of the fair market value (hereinafter defined) as of the Change-in-Control Date of each share of Common stock over the exercise price of each share represented by Executive’s options, times the number of shares of Common Stock, represented by such options. The “fair market value’ of each share of the Common Stock shall be equal to the highest of: (i) the value as determined by the Board of Directors of the Employer if there is no organized trading market for the shares at the time such determination is made; or (ii) the closing price per share as of the date of the like-kind election (or the average of the bid and asked prices if no closing price is available) on any nationally recognized securities exchange or association on which the Employer’s shares may be quoted or listed; or (iii) the highest price per share actually paid for Common Stock in connection with any change in control of the Employer; or (iv) the fair market value of the shares of the Common stock as determined by Sheshunoff or Keefe, Bruyette and Woods or similarly qualified entity; or (v) the price being paid for each share of Common Stock as part of the Change-in-Control. The payment provided for in this Section 10.3 shall be paid in full not later than ten (10) days after the date of the Change-in-Control Notice by Executive under this Section 10 or on the Change-of-Control Date, whichever is later.

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10.4 For purposes of this Section 10, “change in control” of the employer shall mean the first to occur of any one or more of the following:

(i)	any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by, any person or entity or nay group of person or entities acting in concert, of 50% or more of the outstanding shares of Common Stock or the Employer; or

(ii)	the sale of all or substantially all of the assets of the Employer; or

(iii)	the liquidation of the Employer or a material amount of Employer’s assets; or

(iv)	the takeover or control of all or substantially all of the operations of Employer through any of the means specified in 10.4 above; or

(v)	the approval by the Board of Directors and the holders of a majority of the Common Shares then outstanding of any of the events or transactions listed in 10.4 above.

EMPLOYER:

/s/ John B. James
Dated: 12/13/02

EXECUTIVE:

/s/ Julie W. Husler
Dated: 12/10/02

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